Free Writing Prospectus
Filed Pursuant to Rule 433
Registration Statement Nos. 333-228592-08

and 333-228592

**PXG DETAILS** $1.5bln Honda Auto Receivables 2021-1 Owner Trust (HAROT 2021-1)
Joint Leads: J.P. Morgan (struc), Bank of America, Deutsche Bank, MUFG
Co-Managers: ANZ Securities, BONY, Citi, US Bank

TOTAL OFFERED

CL	SZ($MM)	SZ($MM)	WAL	MDY/F	E.FIN	L.FIN	SPREAD	YLD%	CPN%	$PX
A-1	329.000	312.550	0.26	P-1/F1+	08/21	02/22	IntL-6	0.12203	0.12203	100.00000
A-2	549.000	521.550	0.95	Aaa/AAA	08/22	07/23	EDSF+0	0.166	0.16	99.99435
A-3	549.000	521.550	2.17	Aaa/AAA	03/24	04/25	IntS+5	0.271	0.27	99.99817
A-4	151.950	144.350	3.23	Aaa/AAA	05/24	01/28	IntS+7	0.422	0.42	99.99477

Expected Settle : 02/24/21	Registration : SEC Registered
First Pay Date : 03/22/21	ERISA Eligible : Yes
Expected Ratings : Moody's, Fitch	Min Denoms : $1k x $1k
Ticker : HAROT 2021-1	Pxing Speed : 1.30 ABS to 10.00% Call
Expected Pricing : Priced	Bill & Deliver : J.P. Morgan
ABS-15G Filing : Mon, 02/08/21

CUSIPs

A-1 : 43813GAA9	Available Information:
A-2 : 43813GAB7	* Preliminary Prospectus: Attached
A-3 : 43813GAC5	* Ratings FWP: Attached
A-4 : 43813GAD3	* IntexNet/CDI: Separate Message

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800)-408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com.